Exhibit 12.1

COLONY FINANCIAL, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except ratios)

	Nine Months Ended September 30, 2013	Year Ended December 31,			Period from June 23, 2009 (Date of Inception) to December 31,
	(Unaudited)	2012	2011	2010	2009 (1)
Earnings:
Income (loss) before income taxes before adjustment for noncontrolling interest and income from equity method investees	$17,453	$1,633	$(2,356)	$(6,516)	$(1,610)
Add:
Fixed charges	12,498	8,248	3,011	555	—
Distributed income of equity investees	71,142	64,839	25,959	16,296	—
Subtract:
Noncontrolling interests in pre-tax income of consolidated subsidiaries with no fixed charges	(10,200)	(1,976)	(1,095)	(22)	(2)

Earnings (loss)	$90,893	$72,744	$25,519	$10,313	$(1,612)

Fixed Charges:
Interest expense	$12,498	$8,248	$3,011	$555	$—

Ratio of Earnings to Fixed Charges	7.3x	8.8x	8.5x	18.6x	N/A (2)

(1)	We were formed on June 23, 2009 and completed the initial public offering of our common stock on September 29, 2009.
(2)	We did not have any fixed charges in the period presented.

COLONY FINANCIAL, INC.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except ratios)

	Pro Forma for the Nine Months Ended September 30, 2013 (Unaudited)		Pro Forma for the Year Ended December 31, 2012
Earnings:
Income before income taxes before adjustment for noncontrolling interest and income from equity method investees	$17,453		$1,633
Add:
Fixed charges	18,167		15,898
Distributed income of equity investees	71,142		64,839
Subtract:
Noncontrolling interests in pre-tax income of consolidated subsidiaries with no fixed charges	(10,200)		(1,976)

Earnings	$96,562		$80,394

Fixed Charges:
Interest expense	$18,167		$15,898

Pro Forma Ratio of Earnings to Fixed Charges	5.3x	(3)	5.1x	(3)

(3)	In calculating the pro forma ratio of earnings to fixed charges, we have assumed the issuance of the convertible notes offered by this prospectus supplement as of the beginning of each period presented and the repayment of all outstanding borrowings under our revolving credit facility with the net proceeds. Therefore, the pro forma ratio reflects the effects of additional interest expense that would have been incurred on the convertible notes and lower interest expense resulting from the assumed repayment of borrowings under our revolving credit facility.